Exhibit 10.8

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

DATED 30th JUNE 2003

SKYEPHARMA INC

and

MUNDIPHARMA MEDICAL COMPANY

SUPPLY AGREEMENT

THIS AGREEMENT is made on 30th June 2003

BETWEEN

(1)	SKYEPHARMA INC a company incorporated in California whose principal place of business is 10450 Sciences Center Drive, San Diego, California 92121 USA (“Skye”); and

(2)	MUNDIPHARMA MEDICAL COMPANY whose principal place of business is Mundipharma House, 14 Par-la-Ville Road, P.O. Box HM 2332, Hamilton HM JX, Bermuda (“Mundipharma”).

Recitals

(A)	Skye has entered into a distribution agreement with Mundipharma’s Affiliate, Mundipharma International Holdings Limited, under which Mundipharma International Holdings Limited will distribute the Product (as defined below) in certain territories.

(B)	Mundipharma International Holdings Limited has designated Mundipharma to purchase the Product from Skye

Operative Provisions

1.	Definitions

1.1.	In this Agreement the following words and expressions shall have the following meanings:

“Affiliate”	means any company, corporation, firm, individual, trust or other entity which controls, is controlled by or is under common control with a party to this Agreement, and for the purpose of this definition the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, person, trust or company, whether through the ownership of voting securities, by contract or otherwise, or the ownership either directly or indirectly, including the ownership by trusts with substantially the same beneficial interests, of 50% or more of the voting securities (or, in relation to any country where ownership of more than 50% of the voting securities is prohibited by law, the maximum percentage permitted, provided such percentage is no less than 30%) of such company, corporation, firm, individual, trust ox other entity;

“Approved Facilities”	means the approved facilities located at 10450 Science Center Dr, San Diego, CA 92121, USA (“Manufacturing Facility”) and Zone Industrielle Chesnes Ouest, 55, rue de Montmurier, BP. 45, F 38291 Saint Quentin-Fallavier, France (“Packaging Facility”) or as may be changed pursuant to this Agreement comprising buildings and Equipment where Skye shall Manufacture and Quality Control and store or have Manufactured, Quality Controlled and stored the Product;

“Certificate of Analysis”	means a document setting out the results of analysis of a batch of Product together with the Specification and methods by which, the tests were performed;

“Certificate of Conformance”	means a document stating and confirming that the Product has been Manufactured and Quality Controlled in accordance with, and in all respects complies with, cGMP and the Marketing Authorisation;

“cGMP”	means current Good Manufacturing Practice as set out in European Directive 91/356/EEC or its local equivalent as amended from time to time;

“Confidential Information”	means all confidential information, data and materials

in whatever form disclosed by one party to the other or received in connection with this Agreement including, without limitation, the terms of this Agreement, but excluding information:

(a)    which, at the time of disclosure by one party to the other, is in the public domain;

(b)    which, after disclosure by one party to the other, becomes part of the public domain by publication, except by breach of any obligation of confidentiality;

(c)    which the receiving party can establish by competent proof was already in its possession at the time of its receipt and was not acquired directly or indirectly from the other party;

(d)    which, after disclosure by one party to the other, was developed independently of the information received; or

(e)    received from third parties who were lawfully entitled to disclose such information;

“Delivery”	means Skye making available at the Packaging Facility the Product for collection by Mundipharma or its nominated carrier,

“Delivery Date”	means that date upon which the Product is available for collection from the Packaging Facility;

“Distribution Agreement”	means the distribution agreement in relation to the Product between Skye and Mundipharma International Holdings Limited;

“EMEA”	means the European Medicines Evaluation Agency or any successors thereto;

“Equipment”	means the equipment used in the Manufacture, assembly, Packaging, analysis and testing of the Product;

“Finished Product”	means Product presented in Vials, packaged and labelled for sale to end users;

“Intellectual Property”	means patents, trade marks, service marks, logos, trade names, rights in designs, copyright, utility models, rights in Know-How and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Manufacture”	means all methods, processes, data and documentation used by Skye or its Third Party Manufacturer in relation to the manufacture Packaging and Quality Control of the Product and “Manufacturer” shall be construed accordingly;

“Manufacturing Approval”	means all necessary or appropriate approvals, licences, permits, registrations and authorisations in respect of the Manufacture and Quality Control of the Product;

“Manufacturing Licence”	means any licence as granted by the Regulatory Authority to Skye or the Third Party Manufacturer in the applicable territory to Manufacture the Product;

“Manufacturing Technology”	means all methods, processes, designs, data, procedures and other information relating to the Manufacture of the Product, including without limitation final quality assurance procedures, manufacturing procedures, product and raw material specifications, formulation data and other technology related thereto;

“Marketing Authorisation”	means the approval by the EMEA numbered

EU/1/01/187/001 permitting the commercial marketing of the Product in certain of the countries licensed to Mundipharma International Holdings Limited under the Distribution Agreement for the licensed indication;

“Net Sales”

means total gross sales of Finished Product invoiced by Mundipharma International Holdings limited, its Affiliates, sub-distributors and sub-licensees to Third Parties, less:

(a) transport, freight and insurance costs;

(b) sales and excise taxes and duties;

(c) normal and customary trade, quantity and cash discounts and rebates;

(d) amounts repaid, discounted or credited by reason of (i) retroactive price reductions; (ii) discounts; or (iii) rebates which are, in any case, imposed upon Mundipharma International Holdings limited, its Affiliates, sub-licensees or sub-distributors by any governmental or non-governmental body with the authority to impose such price reductions, discounts or rebates;

(e) billing errors; and

(f) amounts repaid or credited (other than in respect of outdated goods) for rejected, returned or recalled goods;

“Packaging”	means all operations in the assembly, labelling, packaging and Quality Control of the Finished Product ready for sale or supply to a third party in any country licensed under the Distribution Agreement and “Packaged” shall be construed accordingly;

“Product”	means the Depofoam formulation of cytarabine (a sustained release formulation of cytarabine (ara-C) a pyrimidine analogue (L01BC01)) made to the Specification;

“Product Price”	means [**] Euros per Vial of Finished Product;

“Qualified Person”	means a Qualified Person as defined in European Directive 2001/83/EC;

“Quality Control”

means the sampling, laboratory testing and inspection at the Approved Facilities of:

(a)    Raw Materials, in-process materials and Finished Product; and

(b)    the Finished Product as necessary for Release;

“Quarter”	means any three month period ending on the last day of March, June, September or December in any calendar year;

“Raw Materials”	means all raw materials required to produce the Product;

“Regulatory Authority”	means any competent regulatory authority or other governmental body (for example, but not by way of limitation, the EMEA) responsible for granting Manufacturing Licences and Manufacturing Approvals in any country licensed under the Distribution Agreement;

“Release”	means release of the Finished Product from the Packaging Facility to Mundipharma for sale;

“Specification”	means the specification of the Product as set out in the Appendix;

“Technical Agreement”	means the technical agreement between the parties relating to the Manufacture of the Product to be agreed in good faith;

“Term”	means the term of this Agreement as set out in Clause 9;

“Third Party Manufacturer”	means a third party appointed by Skye to Manufacture the Product on its behalf; and

“Vial”	means a [**] vial containing the Product.

1.2.	In this Agreement, unless the context requires otherwise:

1.2.1.	the headings are included for convenience only and shall not affect the construction of this Agreement;

1.2.2.	references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

1.2.3.	words denoting the singular shall include the plural and vice versa;

1.2.4.	words denoting one gender shall include each gender and all genders; and

1.2.5.	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re enacted.

1.3.	The Appendix comprises part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Appendix and the terms of this Agreement, the terms of this Agreement shall prevail.

2.	Appointment of Manufacturer

2.1.	In consideration of the Manufacture of the Product by Skye or by its Third Party Manufacturer, Mundipharma shall obtain supplies of the Finished Product only from Skye during the period of [**] ([**]) years from the date of this Agreement. Thereafter, Mundipharma shall obtain at least [**]% of its requirements for Finished Product from Skye.

2.2.	Mundipharma shall pay to Skye for Product supplied ex works (as defined in Incoterms 2000) Lyon:

2.2.1.	the Product Price; and

2.2.2.	in the event that [**]% of the Net Sales in a Quarter is greater than the number of Vials sold (less rejected, returned or recalled Vials other than those rejected, returned or recalled in connection with the expiry of the shelf life of the Vials) in that Quarter multiplied by the Product Price in that Quarter, Mundipharma shall pay the difference to Skye within [**] days of the end of the Quarter.

2.3.	From the date of this Agreement, Skye shall Manufacture or have Manufactured by a Third Party Manufacturer and sell to Mundipharma, and Mundipharma or its designee shall purchase such quantities of the Product as are ordered by Mundipharma, in accordance with the terms hereof. Skye shall give Mundipharma reasonable notice of any proposal to appoint a Third Party Manufacturer and shall satisfy all legal and regulatory requirements relating to any variation of the Marketing Authorisation or any other regulatory approval relating to such appointment at its own cost and shall procure reasonable inspection and audit rights for Mundipharma in respect of the Third Party Manufacturer’s site.

3.	Forecasting and Ordering

3.1.	Except as set out below, Mundipharma shall purchase Finished Product from Skye in whole lots, currently estimated to be not more than [**] ([**]) Vials or such other quantities up to [**] ([**]) Vials as may be specified by Skye. For the period from the date of this Agreement to the first [**] months following the first Commercial Delivery by Mundipharma, Mundipharma shall be permitted to order Finished Product in lA lot quantities not more than [**] every [**] months. In the next [**] months, Mundipharma shall be permitted to order V4 lot quantities not more than [**] per [**]. Thereafter, Mundipharma shall order Finished Product in full lot quantities. In each case lots may be divided for Packaging for individual countries.

3.2.	Mundipharma shall provide Quarterly to Skye a twelve month rolling forecasts of units of Finished Product (by country) estimated to be required by Mundipharma on a quarterly basis throughout the Term. Skye agrees to Deliver Mundipharma’s requirement for initial launch stocks as soon as practicable. Thereafter, not later than ninety (90) days prior to the required Delivery Date in the immediately succeeding Quarter (“Q1”), Mundipharma shall place a firm commitment for quantities of the Product, in writing, for Q1 with notification of the required Delivery Date and simultaneously indicate its estimated requirements for each of the following three (3) Quarters (“Q2”, “Q3” and “Q4”, respectively).

3.3.	Skye shall confirm receipt of Mundipharma’s order(s) for Q1 and the Delivery Date within [**] working days.

4.	Supply, Delivery, Title and Payment

4.1.	Skye shall use its reasonable endeavours to Deliver to Mundipharma or its designee each of Mundipharma’s orders for the Product on

Mundipharma’s specified Delivery Date. If Skye becomes aware that for any reason it will be unable to Deliver ordered Product on the due Delivery Date, Skye shall promptly advise Mundipharma of that fact, the reason for the delay and (if appropriate) give its best estimate of the likely date of delayed Delivery. Skye shall use its reasonable endeavours to minimise the delay. If Skye is unable to arrange Delivery of the Product when ordered in accordance with this Agreement within [**] days of the due Delivery Date on [**] or more occasions, Skye shall use all reasonable endeavours to:

4.1.1.	secure alternative supplies of the Product from an Affiliate or a third party for the same Product Price and on substantially the same terms as under this Agreement; and

4.1.2.	shall provide Mundipharma all reasonable co-operation and assistance in order to ensure continuity of supply, including, if Mundipharma so requests, transferring the Manufacturing Technology to Mundipharma’s designee and obtaining all necessary variations to the Marketing Authorisation or other relevant regulatory approvals to enable the designee to Manufacture.

4.2.	Within thirty (30) days from the date of receipt of each shipment of the Finished Product, and prior to releasing such Finished Product for sale to customers, Mundipharma or its designee shall conduct (i) a visual inspection of the Finished Product for defects or damages and (ii) an inspection of all associated quality assurance documents, including, without limitation, the Certificate of Analysis and Certificate of Conformance. Mundipharma shall have the right to return any Finished Product to the extent Mundipharma determines that the Finished Product fails to conform with the Specification following such inspection. All or any part of any shipment may be held for Skye’s disposition and at Skye’s expense if found to be not in conformity with the Specification.

4.3.	All Finished Product Delivered to Mundipharma or its designee hereunder shall be deemed to materially conform with the Specification unless Skye receives from Mundipharma or its designee written notice, not later than [**] ([**]) days after Mundipharma’s receipt of a given shipment, specifying the shipment, purchase order number and the exact nature of the failure of such shipment to conform, along with reasonable evidence of such non-conformity (including a sample of the Finished Product from the shipment tested); provided, however, that Mundipharma’s failure to advise Skye in a timely manner that a shipment of the Product does not conform to the Specification shall not prejudice Mundipharma’s right to reject or revoke acceptance of the Product if the defect or other non-conforming condition which justifies, rejection or revocation could not reasonably have been detected by Mundipharma’s or its designee’s inspection undertaken pursuant to Section 4.2.

4.4.

If at any time Mundipharma does not accept, or revokes its acceptance of, all or any part of a shipment of the Finished Product, then the parties shall have [**] ([**]) days from the date of Skye’s receipt of Mundipharma’s notification to resolve any dispute regarding whether all or any part of such shipment of the Finished Product conforms with the Specification. Disputes between the parties as to whether all or any part of a shipment rejected by Mundipharma conforms with the Specification not resolved in the [**] ([**]) day period shall be resolved by an independent cGMP testing laboratory or consultant acceptable to both Mundipharma and Skye (the “Laboratory”). The determination of the Laboratory with respect to all or part of any shipment of Finished Product shall be final and binding upon the parties. The fees and expenses of the Laboratory making such determination shall be paid by the party against which the determination is made. If the Laboratory determines that the Finished Product is defective, Skye shall replace it free of charge (on the assumption that Mundipharma or its designee has already paid or will pay for the defective Finished Product) within [**] days and shall use its reasonable endeavours to supply the replacement Finished Product earlier.

4.5.	Legal title in the Finished Product shall pass from Skye to Mundipharma upon payment of the Product Price by Mundipharma or upon sale of the Finished Product by Mundipharma, whichever is earlier. Risk in, and responsibility for, any consignment of the Finished Product shall pass from Skye to Mundipharma upon Delivery of the Finished Product to the carrier.

4.6.	Skye shall render an invoice in respect of the Product Price for each consignment of the Finished Product upon Delivery to Mundipharma or its nominee. Mundipharma shall pay amounts properly due under the relevant invoice within [**] ([**]) days from the date of receipt of the invoice. Unless otherwise agreed between the parties, the Product Price shall be invoiced and paid in Euros.

4.7.	On Delivery, Finished Product shall have a remaining shelf-life:

4.7.1.	of at least [**] ([**]) months for Finished Products ordered up to the end of the first [**] ([**]) months following first Commercial Delivery by Mundipharma; and

4.7.2.	for Finished Products ordered thereafter of at least [**] ([**]) months on Delivery.

5.	Project Management

5.1.	Each party shall from time to time by notice to the other nominate a Project Manager to co-ordinate relationships between the parties pursuant to this Agreement. The Project Manager shall be the first point of contact between the parties in relation to the placement of Finished Product orders, confirmation of Delivery Dates, issues relating to Manufacturing and Manufacturing Approvals.

The Project Managers shall form a project team comprising relevant staff from both Skye and Mundipharma for the co-ordination of the supply of the Finished Product to Mundipharma.

5.2.	Skye and Mundipharma shall diligently carry out the tasks assigned to them hereunder, and as subsequently agreed in writing during the Term. Each party shall co-operate with the other in good faith particularly with respect to problems or contingencies that arise during the Term and shall perform its obligations in good faith and in a commercially reasonable, diligent and workmanlike manner.

6.	Manufacture and Warranties

6.1.	Manufacture, Release and supply of the Product upon the terms hereof shall be subject to the Technical Agreement in force from time to time.

6.2.	Skye shall not be obliged to Manufacture, Release or supply the Product unless the Technical Agreement has been agreed by the parties.

6.3.	Skye shall:

6.3.1.	not, without Mundipharma’s prior written consent, not to be unreasonably withheld or delayed, change or allow to be changed the Approved Facilities, its manufacturing environment or the processes for the Manufacture of the Finished Product;

6.3.2.	retain or have retained file samples of the Finished Product and Raw Materials and maintain analytical and production records in respect of the Manufacture of the Product in accordance with cGMP;

6.3.3.	immediately report to Mundipharma any incident at the Approved Facilities which may give rise to delay in the Delivery of the Finished Product, and inspections by Regulatory Authorities relating to the Product; and

6.3.4.	inform and keep Mundipharma informed of all hazards, regulations and guidance (statutory or otherwise) which Skye knows or believes to be associated with the use, handling, storage, labelling, transport, treatment or disposal of the Product and Skye shall ensure that Finished Product is safely packaged and labelled so as to prevent any health risk to persons, property or the environment, and properly marked with the appropriate internationally recognised danger symbols and that, if appropriate, prominent hazard warnings appear on all packages and documents.

6.4.	In the event that a Regulatory Authority imposes any change affecting the Marketing Authorisation, the Manufacturing Approval or the Manufacture of the Finished Product, the parties shall discuss in good faith with a view to reaching agreement on the actions and timing required to effect such change, any regulatory approval required, and including any pricing implications.

6.5.	Skye represents and warrants that as at the date hereof:

6.5.1.	the Approved Facilities comply in all material respects with all relevant and applicable laws, regulations, rules and standards and have all relevant regulatory permits and approvals including valid Manufacturing licences and Manufacturing Approvals and shall not operate the Approved Facilities other than in compliance therewith; and

6.5.2.	the Approved Facilities currently have, and Skye shall use commercially reasonable endeavours to maintain, the necessary

Equipment and appropriately qualified personnel required for the Manufacture of the Product in compliance with the Marketing Authorisation or other regulatory approval in any country licensed under the Distribution Agreement.

6.6.	Skye represents and warrants that:

6.6.1.	each batch of the Finished Product supplied to Mundipharma under this Agreement shall:

(a)	meet the Specification and be Manufactured and tested in accordance with the Technical Agreement;

(b)	be Manufactured and tested in strict compliance with the Marketing Authorisation or other applicable regulatory approval;

(c)	be Manufactured in compliance with all applicable national and local laws, rules and regulations, including but not limited to those promulgated by any relevant Regulatory Authority, and relevant professional standards, relevant laws, standards and codes of conduct;

(d)	be Manufactured in compliance with cGMP; and

(e)	be sold with good title free from any security, interest, lien or encumbrance.

6.6.2.	it or its Third Party Manufacturer has all necessary right, title or interest in any Intellectual Property rights used in the Manufacture of the Finished Product

6.7.	Skye makes no warranties, express or implied, other than those expressly made herein with respect to the Product. All other warranties, express or implied, including but not limited to the implied warranties of merchantability, satisfactory quality and fitness for a particular purpose are hereby disclaimed by Skye.

7.	Approvals, Audits and Inspections

7.1.	Mundipharma (or its representatives) shall be entitled at any time, but in any event no more than once in any twelve month period during the Term, upon 30 days advance notice in writing, to access the Approved Facilities in the company of a representative of Skye to review and audit the Approved Facilities or the Manufacture of the Finished Product.

7.2.	Mundipharma shall be entitled to prepare and send to Skye observations and enquiries as a result of the audit and Skye shall use reasonable endeavours to respond promptly, fully and accurately to any such observations and enquiries (or any reasonable enquiries made by Mundipharma from time to time).

7.3.	Skye shall use all reasonable endeavours to:

7.3.1.	obtain and maintain in force all the Manufacturing Licences in relation to the Manufacture of the Product, as may be required in the country of Manufacture of the Product; and

7.3.2.	ensure that the Approved Facilities maintain Manufacturing Approval to Manufacture the Product in respect of all countries licensed under the Distribution Agreement.

8.	Compliance with Specification

8.1.	Skye shall submit to Mundipharma with each batch of Product Manufactured by Skye a Certificate of Analysis and a Certificate of Conformance each signed by Skye’s Qualified Person setting out the results of the analysis of that batch of the Product and confirming that the batch is Manufactured in conformity with the Specification, Marketing Authorisation and cGMP.

8.2.	If any Product is determined pursuant to clauses 4.2 to 4.4 not to conform to the Specification, upon Mundipharma’s request Skye shall replace it free of charge (on the assumption that Mundipharma or its designee has already paid or will pay for the defective Finished Product) within [**] days and shall use its reasonable endeavours to supply the replacement Finished Product earlier.

9.	Term and Termination

9.1.	This Agreement shall come into effect on signature and, subject to earlier termination pursuant to this Clause 9, shall continue for as long as the Distribution Agreement continues in force.

10.	Events on Termination

10.1.	Upon termination pursuant to Section 9 above Mundipharma shall accept Delivery of any orders placed prior to the date of such termination provided that Mundipharma is still permitted and able to sell such Finished Product in accordance with the Distribution Agreement.

10.2.	Upon expiry or termination for any reason the provisions of Clauses 6, 10 and 12 shall continue in full force and effect in accordance with their respective terms and Skye shall retain pharmaceutical records and samples in accordance with cGMP.

11.	Assignment and Sub-Contracting

Mundipharma shall be entitled to sub-licence, assign, license, transfer or delegate in whole or in part its rights and obligations under this Agreement to an Affiliate (for so long as such Affiliate remains an Affiliate). Neither party shall, nor shall it purport to, assign, transfer, sub-contract or charge any of its rights or obligations under this Agreement to a third party (other than an Affiliate) without the prior written consent of the other party.

12.	Confidentiality

12.1.	Skye and Mundipharma undertake to each other to keep confidential, and to procure that their respective Affiliates, employees, directors, officers, contractors, lawyers and accountants (including those of their Affiliates) keep confidential, Confidential Information disclosed to it by or belonging to the other party, until it ceases to be Confidential Information.

12.2.	Any Confidential Information received from the other party shall not be disclosed to any third party or used for any purpose other than as provided or specifically envisaged by this Agreement, unless it ceases to be Confidential Information.

12.3.	The confidentiality and non-use obligations contained in this Agreement shall continue for the duration of this Agreement and for a period of [**] years after termination for any reason of this Agreement.

13.	Force Majeure

13.1.	Neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the party affected shall give prompt notice thereof to the other party. Subject to Clause 13.2, the party giving such notice shall be excused from all affected obligations hereunder for so long as it continues to be affected by Force Majeure.

13.2.	If such Force Majeure continues unabated for a period of at least [**] days, the parties will meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected party.

14.	Notices

14.1.	Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, by fax transmission or e-mail to the address of the receiving Party as set out in Clauses 14.3 below unless a different address or fax number has been notified to the other in writing for this purpose.

14.2.	Each such notice or document shall:

14.2.1.	if sent by hand, be deemed to have been given when delivered at the relevant address;

14.2.2.	if sent by prepaid airmail, be deemed to have been given 7 days after posting; or

14.2.3.	if sent by fax transmission be deemed to have been given when transmitted provided that a confirmatory copy of such facsimile transmission shall have been sent by prepaid airmail within 24 hours of such transmission.

14.3.	The address for services of notices and other documents on the parties shall be:

To Mundipharma		To Skye

Address:	Mundipharma House, 14 Par-la-Ville Road, P.O. Box HM 2332, Hamilton, HM JX, Bermuda	Address:	10450 Sciences Center Drive, San Diego, California 92121 USA

Fax:	001 809 292 1472	Fax:	001 858 623 0376

Attention: General Manager		Attention: President

Copy To:	Christopher B. Mitchell Solicitors, 15 North Audley Street, London W1K 6WZ	Copy To:	Skye Legal Department, 105 Piccadilly, London W1V9FN

Fax:	+44 20 7408 0714	Fax:	+44 20 74913338

15.	General Provisions

15.1.	Nothing in this Agreement is deemed to constitute a partnership between the parties nor constitute either party the agent of the other party for any purpose.

15.2.	Each of the parties shall do execute and perform and shall procure to be done executed and performed all such further acts, deeds, documents and things as the other party may reasonably require from time to time to give full effect to the terms of this Agreement.

15.3.	In performing any respective obligations under this agreement, each party shall comply with the Data Protection Act 1998, any notification requirements under the Data Protection Act 1998 and the Data Protection Principles specified in that Act, and any equivalent legislation in the Territory.

15.4.	Each party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

15.5.	This Agreement and the Distribution Agreement set out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement. This Agreement supersedes any heads of agreement which shall cease to have any further force or effect. It is agreed that:

15.5.1.	no party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out in this Agreement;

15.5.2.	no party shall have any remedy in respect of misrepresentation or untrue statement made by the other party or for any breach of warranty which is not contained in this Agreement;

15.5.3.	this Clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

15.6.	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of both parties.

15.7.	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

15.8.	If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. In such event the parties shall negotiate with a view to finding the nearest permissible provision to that found to be illegal, void or unenforceable.

15.9.	No failure or delay by either party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

15.10.	The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

15.11.	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument

15.12.	A person who is not a party to this Agreement, other than an Affiliate, shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

15.13.	This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, English law.

15.14.	Each of the parties agree that the courts of England are to have exclusive jurisdiction to settle any dispute (including claims for set off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement and for such purposes irrevocably submit to the jurisdiction of the English courts.

AS WITNESS the hands of the parties or their duly authorised representatives the day and the year first above written

SIGNED for and by behalf of	)	/s/ Michael R. D Ashton
SKYEPHARMA INC	)
)

MICHAEL R. D ASHTON
Print Name

SIGNED for and by behalf of	)	/s/ James M. Keyes
MUNDIPHARMA MEDICAL	)
COMPANY	)

JAMES M. KEYES
Print Name

APPENDIX – THE SPECIFICATION

Product Release Specifications (Page 1 of 2)

Test	Release Specification at Time of Manufacture	Release Specification for Commercial Distribution	Test Method (005-) / Validation Report (024-)
Appearance	[**]	[**]	[**]
Identity by HPLC	[**]	[**]	[**]
Identity by UV		[**]	[**]
Total Cytarabine	[**]	[**]	[**]
% Free Cytarabine	[**]	[**]	[**]
Content Uniformity	[**]		[**]
pH	[**]	[**]	[**]
Particle Size	[**]		[**]
[**]
Uracil Arabinoside	[**]	[**]	[**]
Cytosine	[**]
Cytidine	[**]
Uridine	[**]
Uracil	[**]
Total Cytarabine Related Impurities (Excluding Uracil Arabinoside)	[**]	[**]	[**]
Cholesterol	[**]	[**]	[**]
Trioleln	[**]	[**]	[**]
DPPG*	[**]	[**]	[**]
DOPC**	[**]	[**]	[**]
Lyso DOPC**	[**]	[**]	[**]
Sodium		[**]	[**]
Chlorides		[**]	[**]

*	DPPG -1,2-Dipalmitoyl-sn-glycero-3-phosprio-rac-(1 -glycerol)
**	DOPC - 1,2-Dieleoyl-sn-glycero-3-phosphocholine
LT	Less than
MT	More than
NMT	Not more than

Product Release Specifications (Page 2 of 2)

Test	Release Specification at Time of Manufacture	Release Specification for Commercial Distribution	Test Method (005-) / Validation Report (024-)
Dextrose	[**]		[**]
L-Lysine	[**]		[**]
Residual Chloroform	[**]		[**]
Osmolality	[**]	[**]	[**]
Fill Volume	[**]		[**]
Particulates (foreign)	[**]	[**]	[**]
	[**]	[**]
In Vitro Release Assay:			[**]
day-0
day-1	[**]	[**]
day-2	[**]	[**]
day-3	[**]	[**]
day-4	[**]	[**]
Sterility	[**]		[**]
Bacterial Endotoxins	[**]		[**]

*	DPPG -1,2-Dipalmitoyl-sn-glycero-3-phosprio-rac-(1 -glycerol)
**	DOPC - 1,2-Dieleoyl-sn-glycero-3-phosphocholine
LT	Less than
MT	More than
NMT	Not more than